Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-94509

PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated February 4, 2000)


                               544,670 Shares


                              ACTIVISION, INC.


                                Common Stock
                           _______________________


     The stockholders of Activision, Inc. listed in this prospectus supplement under the section entitled "Selling Stockholders" are offering and selling up to 544,670 shares of Activision's common stock under the prospectus dated February 4, 2000, as supplemented by this prospectus supplement.

     Certain of the selling stockholders acquired their shares of Activision common stock in connection with Activision's acquisition on September 30, 1999, of JCM Productions, Inc. dba Neversoft Entertainment, a California based console software development company. Such selling stockholders constituted all of the stockholders of Neversoft prior to the acquisition. This prospectus supplement reflects the transfer of shares of Activision common stock from the former Neversoft stockholders to certain other selling stockholders and sales of common stock that took place prior to the date of this prospectus supplement.

     Activision will not receive any of the proceeds from the sale of shares being offered by the selling stockholders.

     Activision's common stock is traded in the NASDAQ National Market System under the symbol "ATVI." On September 22, 2000, the last sale price for the common stock as reported on the NASDAQ National Market System was $14.625 per share.

     No underwriting is being used in connection with this offering of common stock. The shares of common stock are being offered without underwriting discounts. The expenses of this registration will be paid by Activision. Normal brokerage commissions, discounts and fees will be payable by the selling stockholders.

     For a discussion of certain matters that should be considered by prospective investors, see "Risk Factors" starting on page 2 of the Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of common stock offered or sold under this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this Prospectus Supplement is September 25, 2000.

                            SELLING STOCKHOLDERS

     The following table, which sets forth certain information regarding the beneficial ownership of shares of Activision common stock by the selling stockholders as of September 6, 2000, and the number of shares of common stock being offered, has been updated from the table contained in the Prospectus dated February 4, 2000, as supplemented on February 17, 2000 and August 14, 2000, to include as selling stockholders certain transferees of shares of Activision common stock previously listed as owned by Joel J. Jewett, Michael West and Christopher Ward and to reflect sales of common stock that took place prior to the date of this prospectus supplement. Such update reflects the transfer of shares of Activision common stock from the former Neversoft stockholders to certain other selling stockholders.

                              Beneficial Ownership
                              of Common Stock                 Number of Share
Name and Address of           Prior to the Offering           of Common Stock
Selling Stockholder  Number of Shares  Percentage of Class(1)   Being Offered
-------------------  ---------------------------------------- ---------------

Joel J. Jewett                116,400        *                   116,400
3435 William Drive
Newbury Park, CA 91320

Michael West                  135,125        *                   135,125
532 Pier Avenue, #A
Santa Monica, CA 90405

Christopher Ward               65,825        *                    65,825
2925 4th Street, #6
Santa Monica, CA 90405

Jason Uyeda                    29,710        *                    29,710
4326 Yukon Avenue
Simi Valley, CA 93063

Kendall Harrison              28,080         *                    26,300
22330 Victory Blvd., #203
Woodland Hills, CA 91367

Noel Hines                     22,600        *                    19,600
6333 Canoga Avenue, #183
Woodland Hills, CA 91367

David Cowling                  18,400        *                    18,400
2500 Abbot Kinney Blvd., #10
Venice, CA 90291

Jason Keeney                    9,090        *                     9,090
1505 Barry Avenue, #110
Los Angeles, CA 90025

Mark Scott                      6,730        *                     6,700
22101 Erwin St., #P209
Woodland Hills, CA 91367

Chad Findley                    8,800        *                     8,800
644 N. Spaulding Ave.
Los Angeles, CA 90036

Aaron Cammarata                7,100         *                    7,100
637 Penn Ave.
Teaneck, NJ  07666

Silvio Porretta                14,800        *                    14,800
1224 Tenth Street, #E
Santa Monica, CA 90401

Johnny Ow                       1,940        *                       940
3745 Glendon Ave., #111
Los Angeles, CA 90034

Ralph D'Amato                   4,700        *                     4,700
3171 W. Sierra Drive
Westlake Village, CA 91362

Matt Duncan                     5,400        *                     5,400
14270 Dickens Street, #1
Sherman Oaks, CA 91423

Ryan J. McMahon                 6,000        *                     6,000
22036 Collins St., Apt. 203
Woodland Hills, CA 91367

Christopher J. Rausch           6,700        *                     6,700
1212 Evergreen Avenue
Fullerton, CA 92835

Darren M. Thorne                9,400        *                     9,400
20023 Archwood Street
Winnetka, CA 91306

Christopher Glenn                 400        *                       400
6333 Canoga Avenue, #175
Woodland Hills, CA 91367

Mark Burton                     11,480       *                    11,480
5405 Kester Avenue, #207
Sherman Oaks, CA 91411

Scott Pease                     20,400       *                    20,200
10368 1/2 Ashton Avenue
Los Angeles, CA 90024

Kevin Mulhall                    4,700       *                     4,700
560 Highview Street
Newbury Park, CA 91320

Alan Flores                      1,900       *                     1,900
567 Washington Blvd.
Marina Del Rey, CA 90292

Garvin Jesdanun                  5,526       *                     1,900
1645 Armacost Avenue
Los Angeles, CA 90025

Peter Day                        6,700       *                     6,700
6 Wells Road
Merrow Park, Guildford
Surrey GU4 7XQ UK

Lisa N. Edmison                  1,400       *                     1,400
222 Bennett Avenue
Long Beach, CA 90803

David R. Stohl                   7,000       *                     2,000
14454 Glorietta Drive
Sherman Oaks, CA 91423

All Selling Stockholders
  as a group                    559,306      2.3%                544,670
____________
*    Less than 1%.

(1) Percentages are based on 24,216,533 shares of common stock that were issued and outstanding as of September 13, 2000.

     The Company entered into an agreement and plan of reorganization (the "Merger Agreement") with Neversoft Entertainment and Joel Jewett, Michael West and Christopher Ward, who were the sole shareholders of Neversoft. The transaction contemplated by the Merger Agreement was consummated on September 30, 1999.

     Prior to the acquisition of Neversoft by Activision, Neversoft was party to various development agreements with Activision. Other than such contracts and the fact that the selling stockholders are employees of Neversoft, which became a wholly owned subsidiary of the Company in September 1999 pursuant to the Merger Agreement, none of the selling stockholders has had a material relationship with the Company within the past three years.